UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014

SUMMIT HOTEL PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35074	27-2962512
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 9, 2014, the Company, through an operating partnership subsidiary, purchased from an affiliate of American Liberty Hospitality (“American”) the Hilton Garden Inn, Houston (Galleria), Texas containing 182 rooms for $37.5 million, which included $17.9 million in assumed mortgage debt.  The Company has entered into a management agreement with American to operate the hotel.

As previously reported, the Company, through operating partnership subsidiaries, purchased from certain affiliates of Ocean Park Hotels (“Ocean”) the Hampton Inn & Suites, Ventura (Camarillo), California and the Hampton Inn & Suites, San Diego (Poway), California, containing an aggregate of 223 rooms for $30.9 million.  On January 10, 2014, the Company, through an operating partnership subsidiary, purchased from an affiliate of Ocean, the Hampton Inn, Santa Barbara (Goleta), California containing 98 rooms for $27.9 million, which included $12.0 million in assumed mortgage debt and the issuance of 412,174 common units in Summit Hotel OP, LP, the Company’s operating partnership, valued at approximately $3.7 million.  The Company has entered into management agreements with an affiliate of Ocean to operate all three hotels.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

To the extent required by this item, historical financial statements for the four hotels referenced in Item 2.01 above will be filed in an amendment to this current report on Form 8-K no later than 71 calendar days after the date of this report.

(b) Pro forma financial information.

To the extent required by this item, pro forma financial information relating to the acquisition of the four hotels referenced in Item 2.01 above will be filed in an amendment to this current report on Form 8-K no later than 71 calendar days after the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

	By:	/s/ Christopher R. Eng
Name: Christopher R. Eng
Title: Vice President, General Counsel and Secretary
Dated: January 14, 2014